EXHIBIT 99.1

                              NUMERITY CORPORATION
                    256 W EL CAMINO REAL, SUNNYVALE, CA 94087

To IN Media Corporation
4920 El Camino Real, Ste 100,
Los Altos, CA 94022
December 31, 2010

                  REF LICENSE AGREEMENT DATED NOVEMBER 3, 2008

Gentlemen:

As an additional inducement to renew and continue with the above License Agreement, Numerity Corporation Agrees to make available its library of video film content to IN Media Corporation, in support of IPTV Activities engaged in by IN Media that rely on the technology and platform licensed to IN Media under this license Agreement. This additional value if offered, without charge, effective December 31, 2010.

If you agree to the terms of this concession, please sign and return a copy of this letter for our records.

Sincerely


/s/ Nitin Karnik
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Nitin Karnik, President, Numerity Corporation


/s/ Simon Westbrook
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Simon Westbrook, CFO,  IN Media Corporation